Jonathan D. Leinwand, P.A.	12955 Biscayne Blvd. Suite 402 North Miami, FL 33181 Tel: (305) 981-4524 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com

September 28, 2005

Astris Energi Inc.
2175-6 Dunwin Drive
Mississauga On L5L 1X2
Canada

Re:	Astris Energi Inc. (the “Corporation”)
Registration Statement on Form F-3 (the “Registration Statement”)

Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation of the Registration Statement on Form F-3 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed public offering of up to 11,942,167 shares of the Corporation’s common stock (the “Common Stock”).

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, and minutes and resolutions of the Corporation’s Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholder (as defined in the Registration Statement) to the public, when sold in the manner described in the Registration Statement (as amended), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very Truly Yours, JONATHAN D. LEINWAND, P.A.

By:	/s/ Jonathan D. Leinwand
JONATHAN D. LEINWAND, ESQ.